EXHIBIT 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Six Months

Ended June 30, 2003

Conference Call Scheduled for July 22, 2003 – 1:00pm EDT

SAN DIEGO, CA, July 21, 2003 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and six months ended June 30, 2003. The net loss for the quarter ended June 30, 2003 was $12.5 million, or $0.30 per share, compared to a net loss of $8.1 million, or $0.23 per share, in the second quarter of 2002. The net loss for the six months ended June 30, 2003 was $33.5 million, or $0.83 per share, compared to a net loss of $15.0 million, or $0.42 per share, for the same period in 2002. The net loss for the quarter ended June 30, 2003 included $1.3 million of amortization of acquired intangible assets associated with the February 2003 acquisition of certain assets from Syngenta Participations AG and its wholly-owned subsidiary, the Torrey Mesa Research Institute. The net loss for the six months ended June 30, 2003 included a $10.8 million write-off of acquired in-process research and development and $1.9 million of amortization of acquired intangible assets associated with the February 2003 Syngenta transaction.

Revenues for the quarter and year-to-date, respectively, were $10.4 million (net of amortization of $0.7 million associated with the February 2003 Syngenta transaction) and $18.4 million (net of amortization of $0.9 million), compared to $7.2 million and $14.4 million for the same periods in 2002. The increase in revenues was primarily due to additional research funding from the Company’s most recent research collaboration with Syngenta, the addition of new grants awarded in 2002 and 2003, and additional product revenue as a result of the launch of Phyzyme™ XP. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements and joint ventures.

Research and development expenses for the quarter and year-to-date, respectively, were $19.5 million and $34.5 million, compared to $12.5 million and $24.8 million for the same periods in 2002. These increases were primarily related to personnel and facility costs as a result of 71 additional researchers that were hired by the Company in conjunction with the recent Syngenta transactions.

Selling, general and administrative expenses for the quarter and year-to-date were $3.1 million and $5.9 million, compared to $2.7 million and $5.3 million for the same periods in 2002. These increases were primarily attributable to measures undertaken by the Company to comply with recent laws, regulations, and corporate governance initiatives affecting public companies.

Interest and other income, net for the quarter and year-to-date, respectively, was $0.8 million and $1.5 million, compared to $0.6 million and $2.2 million for the same periods in 2002. The amounts for the quarter and six months ended June 30, 2002 include $0.7 million and $0.5 million, respectively, of other expense related to the decrease in value of warrants the Company holds to purchase 700,000 shares of stock of IntraBiotics Pharmaceuticals, Inc. The Company subsequently wrote-off the remaining balance of its investment associated with these warrants in the third quarter of 2002. The year-to-date decrease in 2003 was primarily due to lower interest income as a result of the maturity of interest earning investments that were reinvested at the current lower rates, as well as lower cash balances.

At June 30, 2003, the Company had cash, cash equivalents, short-term investments, and receivables totaling $145.2 million.

“Several accomplishments this year contributed to our revenue growth, including our latest collaboration with Syngenta, the recently announced six-year alliance with Dupont, and the launch of Phyzyme™ XP,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “In addition, we are also pleased with the progress we have made with our pharmaceutical platforms. This year we received BioDefense grant funding to develop diagnostic and therapeutic antibodies against anthrax utilizing our Human Antibody Program and to identify new targets associated with anthrax and plague pathology using our expanded proteomics capabilities. Additionally, we successfully engineered a large, fully-synthetic library of fully human antibodies, which is currently being screened in our collaboration with Syngenta, and our Small Molecule Program has seen promising results.”

Update on Innovase Joint Venture and Settlement Discussions with The Dow Chemical Company

Diversa has been in settlement discussions with The Dow Chemical Company (“Dow”) regarding the restructuring of the Innovase joint venture and other licensing matters. As a result of these discussions, Diversa and Dow have signed a non-binding term sheet agreeing, in principle, to restructure Innovase and make modifications to certain other agreements between the parties. Dow and Diversa will continue to collaborate on specific projects in the industrial enzyme field as well as on other projects of mutual interest. The restructuring of Innovase LLC and the modifications to the other agreements between the parties are subject to Diversa and Dow entering into binding agreements consistent with the non-binding term sheet. Under the proposed restructuring, Diversa will continue to develop several enzymes in Innovase’s current pipeline. Diversa expects to commercialize at least one of these industrial enzyme product candidates in 2004. As part of the restructuring, Dow has agreed to make payments totaling $5 million to Diversa.

Dow and Diversa have an ongoing collaboration in the area of chiral pharmaceutical intermediates, and Dow is continuing to develop a product candidate licensed from Diversa last year for the synthesis of a key chiral pharmaceutical intermediate.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, the Company has formed alliances and joint ventures with market leaders, such as Celera Genomics, The Dow Chemical Company, DuPont Bio-Based Materials, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa’s website: www.diversa.com.

Conference Call Information

Diversa will host a conference call with live Internet broadcast on Tuesday, July 22, 2003 at 1:00 pm EDT. The call will provide a review of results for the first half of the year as well as financial guidance. To listen to the webcast, log on to the Internet at www.diversa.com/webcast. The call will be archived and available for rebroadcast until August 22, 2003 by logging onto this Internet address.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues under existing and future collaboration agreements, the Company’s ability to meet the objectives of its recent BioDefense grant funding, the signing of a non-binding term sheet with Dow and the plan to enter into binding agreements with Dow consistent with the non-binding term sheet, and progress of the Company’s pharmaceutical platforms, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements, and risks that the Company and Dow will not enter into binding agreements on terms consistent with the non-binding term sheet or other terms that are acceptable to the Company that provide for resolution of the settlement discussions between the Company and Dow involving Innovase and other licensing matters. Certain of these factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Collaborative, net of amortization	$9,231	$7,131	$16,522	$14,223
Grant and product	1,132	93	1,852	189

Total revenues	10,363	7,224	18,374	14,412

Expenses:
Research and development	19,502	12,484	34,471	24,792
Selling, general and administrative	3,105	2,712	5,876	5,252
Amortization of intangible assets	650	39	950	78
In-process research and development	8	—	10,766	—
Non-cash, stock-based compensation	42	225	109	497

Total operating expenses	23,307	15,460	52,172	30,619

Loss from operations	(12,944)	(8,236)	(33,798)	(16,207)
Interest and other income, net	829	637	1,532	2,195
Equity in loss of joint venture	(425)	(465)	(1,255)	(1,015)

Net loss	$(12,540)	$(8,064)	$(33,521)	$(15,027)

Basic and diluted net loss per share	$(0.30)	$(0.23)	$(0.83)	$(0.42)
Weighted average shares used in computing basic and diluted net loss per share	41,988	35,610	40,237	35,570

Condensed Balance Sheet

(in thousands)

	June 30, 2003 (unaudited)	December 31, 2002
Cash, cash equivalents and short-term investments	$141,849	$163,096
Other current assets	7,000	2,814
Property and equipment, net	33,187	27,427
Other assets	56,268	3,860

Total assets	$238,304	$197,197

Current liabilities	$14,901	$15,652
Deferred revenue	16,386	12,075
Long-term liabilities	10,257	12,155
Stockholders’ equity	196,760	157,315

Total liabilities and stockholders’ equity	$238,304	$197,197

###

Contacts:

Hillary Theakston

Investor Relations

(858) 526-5121